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                                                                       EXHIBIT 2

FIRST COASTAL CORPORATION

The Holding Company for Coastal Savings Bank                                NEWS
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COLONEL WESTBROOK EXECUTIVE PARK . 36 THOMAS DRIVE. WESTBROOK, ME 04092 . (207)
774-5000

DATE OF RELEASE:                                                        CONTACT:

        FEBRUARY 25, 1998                                     GREGORY T. CASWELL
                                           PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                                                  DENNIS D. BYRD
                                                                       TREASURER
                                                                   (207)774-5000

FOR IMMEDIATE RELEASE
NASDAQ: FCME                                       WEBSITE: www.firstcoastal.com

           FIRST COASTAL CORPORATION ADOPTS STOCKHOLDER RIGHTS PLAN


        WESTBROOK, ME -- First Coastal Corporation ("First Coastal" or the "Company"), the parent company of Coastal Bank, announced today that its Board of Directors has adopted a Stockholder Rights Plan in which preferred stock purchase rights have been granted as a dividend at the rate of one Right for each share of Common Stock held of record as of the close of business on March 10, 1998.

        The Rights Plan, which is similar to plans adopted by more than 1,900 publicly-traded companies, is designed to deter coercive or unfair takeover tactics. The Company's adoption of the Rights Plan is intended to protect the rights of its stockholders and is not in response to any acquisition proposal. The Rights Plan will assist the Board of Directors in dealing with any future actions taken by hostile entities which attempt to deprive the Company and its stockholders of the opportunity to obtain the most attractive price for their shares.

        In implementing the Rights Plan, the Board has declared a dividend of one Right for each outstanding share of First Coastal Common Stock. Each Right, when exercisable, would entitle the holder thereof to purchase 1/10th of a share of Preferred Stock. One-tenth of a share of Preferred Stock is intended to be approximately the economic equivalent of one share of Common Stock. The Rights will expire on February 24, 2008.

        At the time of adoption of the Rights Plan, the Rights are neither exercisable nor traded separately from the Common Stock. The Rights will be exercisable only if a person or group in the future becomes the beneficial owner of 10% or more of the Common Stock or announces a tender or exchange offer which would result in its ownership of 10% or more of the Common Stock.

        Ten days after a public announcement that a person has become the beneficial owner of 10% or more of the Common Stock, each holder of a Right, other than the acquiring person, would be entitled to purchase a certain number of shares of Common Stock of the Company for each right at one-half of the then-current market price. If the Company is acquired in a merger, or 50% or more of the Company's assets are sold in one or more related transactions, each Right would entitle the holder thereof to purchase common stock of the acquiring company at half of the then-current market price of such common stock.

        At any time after a person or group of persons becomes the beneficial owner of 10% or more of the Common Stock, the Board of Directors may exchange one share of Common Stock for each Right, other than Rights held by the acquiring person.
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     The Board of Directors generally may redeem the Rights at any time until 10 days following the public announcement that a person or group of persons has acquired beneficial ownership of 10% or more of the outstanding Common Stock.
The redemption price is $.001 per Right.

     Details of the Rights Plan will be mailed to all stockholders of the Company.

     First Coastal Corporation is a Maine-based bank holding company with Coastal Bank, an FDIC insured, Maine state-chartered savings bank as its sole operating subsidiary. Coastal Bank has seven banking offices located in Brunswick (2), Freeport, Kennebunk, Saco, Topsham and Westbrook.


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